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                                                                 EXHIBIT (a)(10)

                                                                    May 4, 1999

              Offer to Purchase Common Stock of The Limited, Inc.

Notice to Holders of Vested Stock Options:

  Under separate cover, you have been sent materials (the "Tender Offer Documents") being sent to all stockholders of The Limited, Inc. (the "Company") in connection with its recently announced offer to purchase up to 15,000,000 outstanding shares of the Company's common stock, $.50 par value per share (such shares, together with all other outstanding shares of common stock of the Company, are herein referred to as the "Shares"), at a price specified by such stockholders not greater than $55.00 nor less than $50.00 per Share, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 4, 1999 and in the related Letter of Transmittal, which together constitute the "Offer".

  The Company will determine a single per Share price (not greater than $55.00 nor less than $50.00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn (the "Purchase Price"), after taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 15,000,000 Shares (or such lesser number as are validly tendered and not withdrawn at prices not greater than $55.00 nor less than $50.00 per Share) pursuant to the Offer. All stockholders whose Shares are purchased by the Company will receive the Purchase Price for each Share purchased in the Offer.

  As a holder of vested stock options, you may wish to exercise any or all of your vested options, and then tender the Shares so acquired to the Company pursuant to the terms of the Offer. To assist you, attached is a summary of your stock option grants, including the grant date, exercise price, and the number of options from each grant that are currently available for you to exercise.

  You will need to evaluate the Tender Offer Documents to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants and the years left yet to exercise your options, the range of tender prices, and the provisions for pro rata purchases by the Company outlined in the Offer.

  We strongly encourage you to discuss the Offer with your tax advisor or broker. Merrill Lynch is also available to assist in answering any questions you may have. They can be reached at (614) 225-3194, if calling from Columbus, Ohio, or (800) 637-3766 (toll-free), if calling from outside Columbus, Ohio.

  If you decide to exercise any of your stock options, attached is a Form B-- Notice of Exercise for you to use. The Offer expires on Tuesday, June 1, 1999, unless extended by the Company. If you do intend to exercise stock options in order to tender Shares in the Offer, you will need to exercise your options by Monday, May 24, 1999, in order to obtain Shares to tender by June 1, 1999.

  As described in the Offer to Purchase, if fewer than all Shares validly tendered at or below the Purchase Price prior to the expiration of the Offer are to be purchased by the Company, the Company will purchase Shares in the following order of priority: (a) all "odd lot" Shares tendered at or below the Purchase Price prior to the expiration of the Offer by any stockholder who owned beneficially as of the close of business on May 3, 1999, an aggregate of fewer than 100 Shares, and who validly tenders all of such Shares (partial tenders will not qualify for this preference); and (b) then, after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the expiration of the Offer, on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).
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  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions the laws of which require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Lazard Freres & Co. llc and J.P. Morgan Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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